EXHIBIT 5(c).1


                     MORRIS, JAMES, HITCHENS & WILLIAMS LLP

                              222 Delaware Avenue
                                 P.O. Box 2306
                        Wilmington, Delaware 19899-2306
                                 (302) 888-6800
                            Facsimile (302) 571-1750
                              www.morrisjames.com



                                 March 15, 2004

FPL Group, Inc.
FPL Group Capital Inc
FPL Group Capital Trust I
700 Universe Boulevard
Juno Beach, Florida 33408

          RE:  FPL GROUP CAPITAL TRUST I

Ladies and Gentlemen:

          We have acted as special Delaware counsel for FPL Group, Inc., a Florida corporation, ("FPL Group"), FPL Group Capital Inc, a Florida corporation ("FPL Group Capital"), and FPL Group Capital Trust I, a Delaware statutory trust (the "Trust"), for the purpose of giving the opinions set forth herein. At your request, this opinion letter is being furnished to you.

          For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies furnished to us of the following:

          (a) The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on February 27, 2003 (the "Certificate");

          (b) The Trust Agreement of the Trust, dated as of February 27, 2003, by and among FPL Group, as depositor, and the trustees of the Trust named therein (the "Initial Trust Agreement");


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FPL Group, Inc.
FPL Group Capital Inc
FPL Group Capital Trust I
March 15, 2004
Page 2


          (c)  Registration Statement Nos. 333-102173, 333-102173-01,
               333-102173-02 and 333-102173-03, as amended (the "Registration
               Statement"), on Form S-3, including a prospectus (the "Preliminary Prospectus"), relating, among other things, to the Preferred Trust Securities of the Trust representing undivided beneficial ownership interests in the assets of the Trust (each, a "Preferred Trust Security" and collectively, the "Preferred Trust Securities"), as filed with the Securities and Exchange Commission on March 18, 2003 (other than the documents incorporated by reference therein);

          (d) The Prospectus Supplement, dated March 3, 2004 (together with the Preliminary Prospectus, the "Prospectus"), relating to the Preferred Trust Securities;

          (e) The Amended and Restated Trust Agreement of the Trust (including Exhibits B and C attached thereto), dated as of March 15, 2004 (the "Trust Agreement"); and

          (f) A Certificate of Good Standing for the Trust, dated a recent date, obtained from the Secretary of State.

          Unless otherwise defined herein, all capitalized terms used in this opinion letter shall have the respective meanings provided in the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

          For purposes of this opinion letter, we have relied upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, and such other certificates or documents as we have considered necessary or appropriate for the purposes of this opinion letter, all of which we have assumed to be true, complete and accurate in all material respects.

          With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

          For purposes of this opinion letter, we have assumed: (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the


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FPL Group, Inc.
FPL Group Capital Inc
FPL Group Capital Trust I
March 15, 2004
Page 3


Certificate are in full force and effect and have not been amended; (ii) except to the extent provided in paragraph 1 below, the due creation, due formation or due organization, as the case may be, and the valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, formation or organization; (iii) the legal capacity of natural persons who are parties or signatories to the documents examined by us;
(iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents; (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents; (vi) the receipt by each Person to whom a Preferred Trust Security is to be issued by the Trust (collectively, the "Preferred Trust Security Holders") of a Preferred Trust Securities Certificate for the Preferred Trust Security and the payment for the Preferred Trust Security acquired by it, in accordance with the Trust Agreement, and as described in the Prospectus; and (vii) that the Preferred Trust Securities are issued to the Preferred Trust Security Holders in accordance with the Trust Agreement. We have not participated in the preparation of the Registration Statement or Prospectus and assume no responsibility for its contents.

          The opinions in this letter are limited to the laws of the State of Delaware (other than the securities laws of the State of Delaware) and we have not considered and express no opinion on the effect of or concerning matters involving the laws of any other jurisdiction, or rules, regulations, orders and decisions relating to such laws, including, without limitation, the federal laws of the United States of America.

          Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C.
Section 3801 et seq.

          2. The Preferred Trust Securities are validly issued, and, subject to the qualifications set forth in paragraph 3 below, fully paid and non-assessable undivided beneficial ownership interests in the assets of the Trust.

          3. The Preferred Trust Security Holders, as beneficial owners of the Trust, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Trust Security Holders may be obligated to make payments and provide indemnity and/or security as set forth in the Trust Agreement.


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FPL Group, Inc.
FPL Group Capital Inc
FPL Group Capital Trust I
March 15, 2004
Page 4


          We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Opinions" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. We also consent to Steel Hector & Davis LLP and Thelen Reid & Priest LLP relying as to matters of Delaware law upon this opinion letter in connection with opinions to be rendered by them on the date hereof. Except as stated above, without our prior written consent, this opinion letter may not be furnished or quoted to, or relied upon by, any other Person or relied upon for any other purpose.

                                      Very truly yours,


                                      /s/ Morris, James, Hitchens & Williams LLP

RLS/CAB